Exhibit 10(d)
EMPLOYMENT AGREEMENT
(Joseph T. Dunsmore)
     This Agreement is made as of September 27, 2006 by and between DIGI INTERNATIONAL INC., a Delaware corporation (the “Company”), and Joseph T. Dunsmore (the “Executive”).
     WHEREAS the Company desires to continue to employ Executive in accordance with the terms and conditions stated in this Agreement;
     WHEREAS Executive desires to continue his employment pursuant to the terms and conditions of this Agreement; and
     WHEREAS the parties wish to supersede and terminate that certain employment agreement dated as of October 1, 1999 between the Executive and the Company;
     NOW THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereto agree as follows:
I. EMPLOYMENT
     1.1 Employment As Senior Executive. The Company hereby agrees to employ Executive, continuing until the date his employment terminates pursuant to Article III hereof, in a senior executive capacity, presently as President and Chief Executive Officer of the Company and Chairman of the Board.
Executive accepts such employment pursuant to the terms of this Agreement. Executive shall perform such duties and responsibilities as may be determined from time to time by the Board of Directors of the Company, which shall be consistent with his position as a senior officer of the Company.
     1.2 Exclusive Services. Executive agrees to devote his full time, attention and energy to performing his duties and responsibilities to the Company under this Agreement.
II. COMPENSATION, BENEFITS AND PERQUISITES
     2.1 Base Salary. The Company shall pay Executive a base salary at the annual rate of $375,000, payable bi-weekly. The Board of Directors of the Company (the “Board”, which term shall include a duly authorized committee of the Board of Directors) will review the base salary annually, and may in its sole discretion increase it to reflect performance and other factors. However, the Board is not obligated to provide for any increases.

     2.2 Bonuses. Executive shall be eligible to receive a cash performance bonus targeted at 100% of base salary paid for each fiscal year during which this Agreement is in effect, as follows:
     (a) The Board of Directors will define a bonus plan annually, determining the objectives for the fiscal year that must be met to earn the target bonus. Such objectives may include, in the sole discretion of the Board, the achievement of financial objectives set forth in the Board-approved business plan (the “Business Plan”) for a particular fiscal year, or such other objectives as the Board, in its sole discretion, shall determine.
     (b) The annual bonus plan definition may, at the discretion of the Compensation Committee, include a provision for payment of a portion, if any, of the target bonus amount in the event some or all of the annual objectives are not met and a provision for payment above target if the Executive exceeds annual objectives.
     (c) Executive must be employed by the Company on September 30th of each fiscal year to be eligible to receive the annual bonus under this Section 2.2 for that fiscal year. The actual bonus for each fiscal year shall be paid to Executive as soon as the Company determines whether the objectives for such bonus have been met for that year. Such payment shall be made by the March 15th following the end of the fiscal year to which the bonus relates (or such earlier or later deadline as may be required for the bonus payment to be exempt from the requirements of Section 409A of the Internal Revenue Code as a “short-term deferral” under the applicable regulations).
     (d) In any fiscal year in which the objectives for the cash bonus are based upon financial objectives in the Board-approved Business Plan for such fiscal year, the Board will consult with Executive before determining the Business Plan for each fiscal year. However, the Board will have authority to establish the Business Plan for each year in its sole discretion.
     (e) In any fiscal year in which the objectives for the cash bonus are based upon financial objectives in the Board-approved Business Plan for such fiscal year, the objectives set by the Company’s Board-approved Business Plan for such fiscal year shall not be adjusted for the acquisition, by any means, of any businesses or business units (and expenses related thereto) that may occur during a particular fiscal year unless such a provision has been pre-defined in the Executive’s annual bonus plan design. The objectives set by the Company’s Board-approved Business Plan for any such fiscal year shall be equitably adjusted by the Board for the divestiture, by any means, of any businesses or business units (and expenses related thereto) that may occur during a particular fiscal year and to eliminate any reorganization, restructuring or other extraordinary charge that may be incurred during a particular fiscal year. The final determination of any such adjustments is at the discretion of the Compensation Committee.

     2.3 Stock Options. The Compensation Committee will annually consider whether to make a stock option award to Executive. On or about September 30 of each year the Compensation Committee of the Board of the Company considers stock options to key employees of the Company and its subsidiaries. These awards are made in the discretion of the Compensation Committee. Actual stock option awards are made on or about November 20 of each year.
     2.4 Vacations. Executive shall be entitled to vacation in accordance with policies of the Company.
     2.5 Employee Benefits. Executive shall be entitled to the benefits and perquisites which the Company generally provides to its other senior executives under the applicable Company plans and policies, and to future benefits and perquisites made generally available to senior executives of the Company. Executive’s participation in such benefit plans shall be on the same basis as applies to other senior executives of the Company. Executive shall pay any contributions which are generally required of senior executives to receive any such benefits.
     2.6 Employment Taxes and Withholding. Executive recognizes that the compensation, benefits and other amounts provided by the Company under this Agreement may be subject to federal, state or local income taxes. It is expressly understood and agreed that all such taxes shall be the responsibility of the Executive. To the extent that federal, state or local law requires withholding of taxes on compensation, benefits or other amounts provided under this Agreement, the Company shall withhold the necessary amounts from the amounts payable to Executive under this Agreement.
     2.7 Company Responsibility for Insured Benefits. In this Article II, the Company is agreeing to provide certain benefits which are provided in the form of payment of premiums of insurance coverage. The Company is not itself promising to pay the benefit an insurance company is obligated to pay under the policy the insurance company has issued. If an insurance company becomes insolvent and cannot pay benefits it owes to Executive or his beneficiaries under the insurance policy, neither Executive nor his personal representative or beneficiary shall have any claim for benefits against the Company. The insurance companies presently providing such benefits are as set forth in the Company’s benefits enrollment booklet previously delivered to Executive. In addition, the Company presently provides $500,000 of term life insurance to senior executives and director and officer liability coverage, with a $10 million policy limit.
     2.8 Expenses. During the term of his employment hereunder, Executive shall be entitled to receive prompt reimbursement from the Company (in accordance with the policies and procedures in effect for the Company’s employees) for all reasonable travel and other expenses incurred by him in connection with his services hereunder.

III. TERMINATION OF EXECUTIVE’S EMPLOYMENT
     3.1 Termination of Employment. Executive’s employment under this Agreement may be terminated by the Company or by Executive at any time for any reason. The termination shall be effective as of the date specified by the party initiating the termination in a written notice delivered to the other party. In the case of a notice given by Executive to the Company, the termination date shall not be earlier than 60 days following the date such notice is delivered to the Company. Executive’s rights to pay and benefits shall cease on the date his employment under this Agreement terminates; provided, however, that if Executive’s employment is terminated by the Company for a reason other than for Cause, in exchange for a full release of claims against the Company, Executive shall be entitled to receive the following payments:
     (a) Executive shall receive his base salary in effect as of the date of termination for a period of 24 months from his date of termination. The benefit under this subsection (a) shall be paid as follows: (i) Executive shall receive a lump sum payment equal to 12 months of base salary, which shall be paid as soon as administratively feasible after the later of the date of termination or the date the release of claims has become irrevocable; and (ii) commencing on the first regular payroll date which occurs at least 12 months following the date of termination, Executive shall receive his regular base salary per pay period until the remaining 12 months of base salary has been paid.
     (b) In addition, Executive shall receive a pro-rata bonus based on (i) the number of months worked in the fiscal year in which Executive’s employment is terminated by the Company for reason other than Cause; and (ii) the Company’s actual performance against annual objectives. This pro-rata bonus shall be paid on the later of (I) the date that is six months after the date Executive’s employment terminates, or (II) as soon as the Company determines whether the objectives for such bonus have been met for that fiscal year and determines the amount of the pro-rata bonus.
This Agreement shall terminate in its entirety immediately upon the death of the Executive. Termination of Executive’s employment pursuant to this Article III shall have no effect on Executive’s obligations under Article IV.
     3.2 Cause. For purposes of this Article III, “Cause” shall mean only the following: (i) indictment or conviction of, or a plea of nolo contendere to, (A) any felony (other than any felony arising out of negligence), or any misdemeanor involving moral turpitude with respect to the Company, or (B) any crime or offense involving dishonesty with respect to the Company; (ii) theft or embezzlement of Company property or commission of similar acts involving dishonesty or moral turpitude; (iii) repeated material negligence in the performance of Executive’s duties after notice; (iv) Executive’s failure to devote substantially all of his working time and efforts during normal business hours to the Company’s business; (v) knowing engagement in conduct which is materially injurious to the Company; (vi) knowing failure, for Executive’s own benefit, to comply with the covenants contained in Sections 4.1 or 4.2 of this Agreement; (vii) knowingly providing materially misleading information concerning the Company to the Company’s Board of Directors, any governmental body or regulatory agency or to any lender or other financing source or proposed financing source of the Company.

     3.3 Disability. If Executive has become disabled from substantially performing his duties under this Agreement and the disability has continued for a period of more than ninety (90) days, the Board may, in its discretion, determine that Executive will not return to work and terminate his employment under this Agreement. Upon any such termination for disability, Executive shall be entitled to such disability, medical, life insurance, and other benefits as may be provided generally for disabled employees of the Company during the period he remains disabled.
     3.4 Resignation. Executive agrees that, upon termination of Executive’s employment hereunder for any reason, he shall be deemed to have resigned as a director of the Company and as a director, officer and/or employee of any parent company of the Company or any of their subsidiaries, unless prior to termination of Executive’s employment hereunder the provisions of this Section 3.4 shall have been waived by vote of the Board (excluding Executive).
     3.5 Compliance with Code Section 409A. This Agreement is intended to be exempt to the extent possible from the requirements of Code Section 409A, including current and future guidance and regulations interpreting such provisions. To the extent that any provision of this Agreement fails to satisfy a requirement for such an exemption, the provision shall automatically be modified in a manner that, in the good-faith opinion of the Company, brings the provisions into compliance with such requirement while preserving as closely as possible the original intent of the provision and this Agreement. If it is determined by the Company that any payment under this Agreement is subject to the requirements of Code Section 409A notwithstanding the preceding sentences, then the provisions of the Agreement shall be automatically modified in such manner as brings the Agreement into compliance with such requirements. In particular, and without limiting the preceding sentence, while any stock of the Company is or is treated as publicly traded and Executive is a “specified employee” under Code Section 409A(a)(2)(B)(i), then any payment under this Agreement that is treated as deferred compensation under Code Section 409A shall be delayed until the date which is six months after the date of separation from service (without interest or earnings).
IV. NON-COMPETITION, CONFIDENTIALITY AND TRADE SECRETS
     4.1 Agreement Not to Compete. In consideration of the covenants and agreements contained in this Agreement, Executive agrees that, on or before the date which is one year after the date Executive’s employment by the Company, any parent company of the Company or any of their subsidiaries terminates, he will not, unless he receives the prior approval of the Board of Directors of the Company, directly or indirectly engage in any of the following actions:

(a) Own an interest in (except as provided below), manage, operate, join, control, lend money or render financial or other assistance to, or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any entity whose products or services compete with those of the Company, any parent company of the Company, or any of their subsidiaries. However, nothing in this subsection (a) shall preclude Executive from holding less than one percent of the outstanding capital stock of any corporation required to file periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the securities of which are listed on any securities exchange, quoted on the Nasdaq National Market or Nasdaq SmallCap Market or traded in the over-the-counter market.
(b) Intentionally solicit, endeavor to entice away from the Company, any parent company of the Company or any of their subsidiaries, or otherwise interfere with the relationship of the Company, any parent company of the Company or any of their subsidiaries with, any person who is employed by or otherwise engaged to perform services for the Company, any parent company of the Company or any of their subsidiaries (including, but not limited to, any independent sales representatives or organizations), or any persons or entity who is, or was within the then most recent 12-month period, a customer or client of the Company, any parent company of the Company or any of their subsidiaries, whether for Executive’s own account or for the account of any other individual, partnership, firm, corporation or other business organization.
If the scope of the restrictions in this section are determined by a court of competent jurisdiction to be too broad to permit enforcement of such restrictions to their full extent, then such restrictions shall be construed or rewritten (blue-lined) so as to be enforceable to the maximum extent permitted by law, and Executive hereby consents, to the extent he may lawfully do so, to the judicial modification of the scope of such restrictions in any proceeding brought to enforce them.
     4.2 Non-Disclosure of Information. During the period of his employment hereunder, and at all times thereafter, Executive shall not, without the written consent of the Board of Directors, disclose to any person, other than an employee of the Company, any parent company of the Company or any of their subsidiaries or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties as an executive of the Company, except where such disclosure may be required by law, any material confidential information obtained by him while in the employ of the Company, any parent company of the Company or any of their subsidiaries with respect to any products, technology, know-how or the like, services, customers, methods or future plans of the Company, any parent company of the Company or any of their subsidiaries, all of which Executive acknowledges are valuable, special and unique assets, the disclosure of which Executive acknowledges may be materially damaging.

     4.3 Remedies. Executive acknowledges that the Company’s remedy at law for any breach or threatened breach by Executive of Section 4.1 or Section 4.2 will be inadequate. Therefore, the Company shall be entitled to injunctive and other equitable relief restraining Executive from violating those requirements, in addition to any other remedies that may be available to the Company under this Agreement or applicable law.
     4.4 Proprietary Information and Employment Limitations. Executive agrees that no trade secret or proprietary information belonging to his previous employers will be disclosed or used by him at the Company, and that no such information, whether in the form of documents, memoranda, software, drawings, etc. will be retained by him or brought with him to the Company. Executive represents and warrants to the Company that he has brought to the Company’s attention and provided it with a copy of any agreement which may impact his future employment by the Company, including non-disclosure, non-competition, invention assignment agreements or agreements containing future work restrictions, and that he is subject to no restrictions under any agreement of this type that would impact his employment by the Company.
V. MISCELLANEOUS
5.1 Amendment. This Agreement may be amended only in writing, signed by both parties and approved by the Board.
     5.2 Entire Agreement. This Agreement is intended to define the full extent of the legally enforceable undertakings of the parties hereto, and no related promise or representation, written or oral, which is not set forth explicitly in this Agreement is intended by either party to be legally binding. Both parties acknowledge that in deciding to enter into this transaction they have relied on no representations, written or oral, other than those explicitly set forth in this Agreement. Executive has relied entirely on his own judgment and that of his advisers in entering into this Agreement. This Agreement supersedes and terminates that certain employment agreement dated as of October 1, 1999 between the parties hereto.
     5.3 Assignment. The Company may in its sole discretion assign this Agreement to any entity which succeeds to some or all of the business of the Company through merger, consolidation, a sale of some or all of the assets of the Company, or any similar transaction. Executive acknowledges that the services to be rendered by him are unique and personal. Accordingly, Executive may not assign any of his rights or obligations under this Agreement.
     5.4 Successors. Subject to Section 5.3, the provisions of this Agreement shall be binding upon the parties hereto, upon any successor to or assign of the Company, and upon Executive’s heirs and the personal representative of Executive or Executive’s estate.
     5.5 Notices. Any notice required to be given under this Agreement shall be in writing and shall be delivered either in person or by certified or registered mail, return receipt requested. Any notice by mail shall be addressed as follows:

If to the Company, to:
Digi International Inc.
11001 Bren Road East
Minnetonka, MN 55343
Attention: Lead Director of the Board
With a copy to:
Faegre & Benson LLP
2200 Norwest Center
90 South Seventh Street
Minneapolis, MN 55402-3601
Attention: James E. Nicholson
If to Executive, to:
Joseph T. Dunsmore
Digi International Inc.
11001 Bren Road East
Minnetonka, MN 55343
or to such other addresses as either party may designate in writing to the other party from time to time.
     5.6 Waiver of Breach. Any waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement. No waiver by the Company shall be valid unless in writing and signed by the Chairman of the Board of Directors (if a person other than Executive) or Chairman of the Compensation Committee.
     5.7 Severability. If any one or more of the provisions (or portions thereof) of this Agreement shall for any reason be held by a final determination of a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions (or portions of the provisions) of this Agreement, and the invalid, illegal or unenforceable provisions shall be deemed replaced by a provision that is valid, legal and enforceable and that comes closest to expressing the intention of the parties hereto.
     5.8 Governing Law. THIS AGREEMENT SHALL BE INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MINNESOTA, APPLICABLE TO CONTRACTS EXECUTED AND FULLY PERFORMED WITHIN THE STATE OF MINNESOTA WITHOUT GIVING EFFECT

TO CONFLICT OF LAW PRINCIPLES. EXECUTIVE HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY MINNESOTA STATE OR FEDERAL COURT IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND THE COMPANY AND EXECUTIVE HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED ONLY IN SUCH MINNESOTA STATE COURT OR SUCH FEDERAL COURT AND IN NO OTHER COURT. EXECUTIVE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST
EXTENT HE MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. EACH OF THE COMPANY AND EXECUTIVE HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY DELIVERING OF A COPY OF SUCH PROCESS TO OF THE COMPANY OR EXECUTIVE, AS THE CASE MAY BE, AT THE RESPECTIVE ADDRESS SPECIFIED IN SECTION 5.5 OR BY ANY OTHER METHOD PROVIDED BY LAW. EACH OF THE COMPANY AND EXECUTIVE AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR BY ANY OTHER MANNER PROVIDED BY LAW.
     5.9 Headings. The headings of articles and sections herein are included solely for convenience and reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
     5.10 Counterparts. This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute a single instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement in Minnetonka, Minnesota, effective as of the date set forth above.

DIGI INTERNATIONAL INC.
/s/ Ken Millard
By /s/ Ken Millard
Its Lead Director of the Board

EXECUTIVE
/s/ Joseph T. Dunsmore
Joseph T. Dunsmore